EXHIBIT 99.7

(Translation only) To Our Shareholders,

Request for Your Support of the Company

We are forever grateful for the support of our shareholders provided to the Company.

Alpine Electronics, Inc. (the “Company”) will hold an Extraordinary General Meeting of Shareholders on Wednesday, December 5, 2018 at 10:00 a.m. as described in the enclosed “Notice of Convocation of The Extraordinary General Meeting of Shareholders.”

The proposals on the agenda of this Extraordinary General Meeting of Shareholders are “Proposal 1: Approval for the Share Exchange Agreement between the Company and Alps Electric Co., Ltd.” and “Proposal 2: Appropriation of Surplus,” which are proposals by the Company and “Proposal 3: Appropriation of Surplus,” which is a proposal by our shareholder, Oasis Investments II Master Fund Ltd. (“Oasis Fund”).

In light of the current rapidly changing market environment for automotive equipment, the Company believes that the early realization of synergies through the business integration with Alps Electric is the best possible course of action for all stakeholders, including those of the Company’s minority shareholders. However, Oasis Fund asserts its opposition to this business integration on the grounds that it is unhappy with the conditions of the business integration with Alps Electric.

The Company has conducted multiple examination of the conditions of the share exchange agreement that it has concluded with Alps Electric, giving adequate consideration to the interests of all its minority shareholders, and it believes that the conditions of this business integration are fair. Furthermore, by implementing the special dividends (as outlined in Proposal 2), the Company believes that this business integration will be the one that provides more favorable terms and conditions to its minority shareholders.

Amid these circumstances, Oasis Fund has proposed the shareholder-proposed Proposal 3. However, the details of this proposal misunderstand the business environment surrounding the Company and the Board of Directors of the Company stands opposed to this proposal.

The Company requests shareholders to support the Company by voting to approve the Company Proposals (Proposal 1 and Proposal 2) and reject the Shareholder Proposal (Proposal 3). Please view the instructions at the back of this report and proactively exercise your voting rights.

If you have any questions such as “How do I exercise my voting rights?” or “What form do I use and how do I fill it in?” please contact the following:

Support desk for shareholders, Transfer Agent Department, Mitsubishi UFJ Trust and Banking Corporation

Phone: 0120-727-696 (9:00 to 17:00 (Japan Time) on weekdays except Saturdays, Sundays and public holidays); toll free only within Japan

(Translation only)

How to Give Your Support to the Company

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Reference Material for Solicitation of Exercising Voting Rights by Proxy

1.	Solicitor for the Exercise of Voting Rights by Proxy

Alpine Electronics, Inc.

Nobuhiko Komeya, President

2.	Matters regarding Proposals

Proposal 1 and Proposal 2 in (1) are proposals to be submitted by the Company to the Extraordinary General Meeting of Shareholders.

Proposal 3 in (2) is a proposal made by Oasis Investments II Master Fund Ltd., a shareholder of the Company, proposing that the matter should be the purpose of the Extraordinary General Meeting of Shareholders.

(1)	Company Proposals

Proposal 1: Approval for the Share Exchange Agreement between the Company and Alps Electric Co., Ltd.

Details of this proposal are as described on page 6 to page 41 of the enclosed “Notice of Convocation of The Extraordinary General Meeting of Shareholders.”

Proposal 2: Appropriation of Surplus

Details of this proposal are as described on page 41 to page 42 of the enclosed “Notice of Convocation of The Extraordinary General Meeting of Shareholders.”

(2)	Shareholder Proposal

Proposal 3: Appropriation of Surplus

As stated above, this proposal is a proposal related to a shareholder proposal. The reason for making this proposal, opinion of the Company’s Board of Directors, and other details of this proposal are as described on page 42 to page 46 of the enclosed “Notice of Convocation of The Extraordinary General Meeting of Shareholders.”

(Translation only)

Sample	This is the sample Letter of Proxy. We ask that shareholders who wish to support the Company and shareholders in agreement with the Company’s views fill in their Letter of Proxy by following this sample and to send it by mail.

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When exercising your voting rights by submitting the Letter of Proxy, please check that your Voting Rights Exercise Form (also enclosed) is also in the return envelope together with your Letter of Proxy when you send it.

•	If you are unclear on how to fill out this form or how to send it, please contact the following:

Support desk for shareholders, Transfer Agent Department, Mitsubishi UFJ Trust and Banking Corporation

Phone: 0120-727-696 (9:00 to 17:00 (Japan Time) on weekdays except Saturdays, Sundays and public holidays); toll free only within Japan